EXHIBIT 5


                                                March 13, 2003

GFSI, Inc.
9700 Commerce Parkway
Lenexa, Kansas  66219

     Re:  $9.9 million 9 5/8% Series B Senior Subordinated Notes due 2007


Ladies and Gentlemen:

         We have acted as counsel to GFSI, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") to register under the Securities Act of 1933, as amended (the "Act"), an offer to exchange (the "Exchange Offer") $9.9 million aggregate principal amount of 9 5/8% Series B Senior Subordinated Notes due 2007 (the "Series B Senior Notes") for $9.9 million principal amount of 9 5/8% Series A Senior Subordinated Notes due 2007 (the "Series A Senior Notes"). The Series A Senior Notes were, and the Series B Senior Notes will be, issued under an indenture (the "Indenture") between the Company and U.S. Bank National Association, as trustee. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

         Based on the foregoing, it is our opinion that, upon completion of the Exchange Offer, the Series B Senior Notes will have been duly authorized for issuance and, when each series of Series B Senior Notes is duly executed, authenticated, issued and delivered, such series will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles (whether considered in a proceeding at law or in equity).

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Mayer, Brown, Rowe & Maw under the caption "Legal Matters."

                                         Very truly yours,


                                         /s/ Mayer, Brown, Rowe & Maw
                                         --------------------------------
                                          MAYER, BROWN, ROWE & MAW